            [FIRST FEDERAL BANCSHARES OF ARKANSAS, INC. LETTERHEAD]

                                                                   April 1, 2002


Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders of First Federal Bancshares of Arkansas, Inc. The meeting will be held at the Comfort Inn located at 1210 Highway 62-65 North, Harrison, Arkansas 72601, on Thursday, April 25, 2002 at 10:00 a.m., Central Time. The matters to be considered by stockholders at the Annual Meeting are described in the accompanying materials.

         It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. We urge you to mark, sign, and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend. FOR THE REASONS SET FORTH IN THE PROXY STATEMENT, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" EACH MATTER TO BE CONSIDERED.

         Your continued support of and interest in First Federal Bancshares of Arkansas, Inc. are sincerely appreciated.

                                   Sincerely,

                                   /s/ Larry J. Brandt

                                  Larry J. Brandt
                                  President/CEO

                   FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
                               200 WEST STEPHENSON
                            HARRISON, ARKANSAS 72601
                                 (870) 741-7641


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 25, 2002


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders ("Annual Meeting") of First Federal Bancshares of Arkansas, Inc. (the "Company") will be held at the Comfort Inn located at 1210 Highway 62-65 North, Harrison, Arkansas 72601, on Thursday, April 25, 2002 at 10:00 a.m., Central Time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

         (1) To elect two directors for a term of three years and until their successors are elected and qualified;

         (2) To ratify the appointment by the Board of Directors of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 2002; and

         (3) To transact such other business as may properly come before the meeting or any adjournment thereof. Management is not aware of any other such business.

         The Board of Directors has fixed March 18, 2002 as the voting record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only those stockholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting.

                                    BY ORDER OF THE BOARD OF DIRECTORS

                                    /s/ Tommy W. Richardson

                                    Tommy W. Richardson
                                    Secretary


Harrison, Arkansas
April 1, 2002

--------------------------------------------------------------------------------
YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.
--------------------------------------------------------------------------------

                   FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.


                                 PROXY STATEMENT


                         ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 25, 2002

         This Proxy Statement is furnished to holders of common stock, $.01 par value per share ("Common Stock"), of First Federal Bancshares of Arkansas, Inc. (the "Company"), the holding company of First Federal Bank of Arkansas, FA (the "Bank"). The Company acquired all of the Bank's common stock issued in connection with the conversion of the Bank from mutual to stock form in May 1996. Proxies are being solicited on behalf of the Board of Directors of the Company to be used at the Annual Meeting of Stockholders ("Annual Meeting") to be held at the Comfort Inn located at 1210 Highway 62-65 North, Harrison, Arkansas 72601, on April 25, 2002 at 10:00 a.m., Central Time, for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement is first being mailed to stockholders on or about April 1, 2002.

         The proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted FOR the matters described below and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of the Company written notice thereof (Tommy Richardson, Secretary, First Federal Bancshares of Arkansas, Inc., P.O. Box 550, Harrison, Arkansas 72602); (ii) submitting a duly-executed proxy bearing a later date; or (iii) appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

                                     VOTING

         Only stockholders of record at the close of business on March 18, 2002 ("Voting Record Date") will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 3,017,359 shares of Common Stock outstanding and the Company had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented at the meeting. Directors are elected by a plurality of the votes cast with a quorum present. Abstentions are considered in determining the presence of a quorum and will not affect the plurality vote required for the election of directors. The affirmative vote of the holders of a majority of the total votes present in person or by proxy is required to ratify the appointment of the independent auditors. Under rules of the New York Stock Exchange, the proposal for ratification of the auditors is considered a "discretionary" item upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions and for which there will not be "broker non-votes."

               INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTORS
                             AND EXECUTIVE OFFICERS

ELECTION OF DIRECTORS

         The Bylaws of the Company presently provide that the Board of Directors shall consist of five members, and the Articles of Incorporation and Bylaws of the Company presently provide that the Board of Directors shall be divided into three classes as nearly equal in number as possible. The members of each class are to be elected for a term of three years or until their successors are elected and qualified, with one class of directors to be elected annually. There are no arrangements or understandings between the Company and any person pursuant to which such person has been elected a director. Stockholders of the Company are not permitted to cumulate their votes for the election of directors.

         Other than Larry J. Brandt, who is the father of Jeffrey L. Brandt, no director or executive officer of the Company is related to any other director or executive officer of the Company by blood, marriage or adoption, and each of the nominees currently serve as a director of the Company.

         Unless otherwise directed, each proxy executed and returned by a stockholder will be voted for the election of the nominees for director listed below. If the person or persons named as nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for one or more replacement nominees recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why the nominees listed below may not be able to serve as directors if elected. Ages are reflected as of December 31, 2001.

           NOMINEES FOR DIRECTOR FOR THREE-YEAR TERM EXPIRING IN 2005

                                                        Positions Held with                              Director
                Name                         Age          the Company                                     Since
--------------------------------------    ----------    ----------------------------------------     -----------------
James D. Heuer                               84         Director                                           1957

Kenneth C. Savells                           49         Director                                           2000


        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE ABOVE NOMINEES FOR DIRECTOR.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

                      DIRECTORS WHOSE TERMS EXPIRE IN 2003

                                                        Positions Held with                              Director
                Name                         Age          the Company                                     Since
--------------------------------------    ----------    ----------------------------------------     -----------------
Jeffrey L. Brandt                            31         Senior Vice                                        2001
                                                        President/Regional Manager
                                                          and Director

John P. Hammerschmidt                        79         Chairman of the Board                              1966

                       DIRECTOR WHOSE TERM EXPIRES IN 2004

                                                        Positions Held with                              Director
                Name                         Age          the Company                                     Since
--------------------------------------    ----------    ----------------------------------------     -----------------
Larry J. Brandt                              53         President,  Chief Executive Officer and            1979
                                                        Director


         Set forth below is information with respect to the principal occupations of the above listed individuals during at least the last five years.

         LARRY J. BRANDT. Mr. Brandt is President, Chief Executive Officer and a director of the Company and the Bank. He became President and Managing Officer of the Bank in 1987, its Chief Operating Officer in 1984 and its Chief Executive Officer in 2001. Mr. Brandt initially was employed by the Bank in 1973.

         JOHN P. HAMMERSCHMIDT. Mr. Hammerschmidt is Chairman of the Board of the Company and the Bank. He is a former United States Congressman from Arkansas (1966-1993).

         JAMES D. HEUER. Mr. Heuer is a director of the Company and the Bank. He is engaged in the raising of cattle in Harrison, Arkansas.

         KENNETH C. SAVELLS. Mr. Savells is currently employed, since August 1999, as a registered representative with AXA Advisors, LLC, a registered brokerage firm located in Oklahoma City, Oklahoma. Mr. Savells resides in Harrison, Arkansas. Mr. Savells previously held the position of Vice President of Management Information Services for Millbrook Distribution Services, a consumer products distribution company located in Harrison, Arkansas, where he was employed from 1981 to 1999.

         JEFFREY L. BRANDT. Mr. Brandt is Senior Vice President/Regional Manager and a director of the Company and the Bank. Mr. Brandt initially was employed by the Bank in 1993. He was elected in 2001 to fill the unexpired term of Frank L. Coffman, Jr.

STOCKHOLDER NOMINATIONS

         Article VII.D of the Company's Articles of Incorporation governs nominations for election to the Board of Directors and requires all such nominations, other than those made by the Board, to be made at a meeting of stockholders called for the election of directors, and only by a stockholder who has complied with the notice provisions in that section. The Articles of Incorporation set forth specific requirements with respect to stockholder nominations.

COMMITTEES AND MEETINGS OF THE BOARD OF THE COMPANY AND THE BANK

         The Board of Directors of the Company meets on a monthly basis and may have additional special meetings. During the year ended December 31, 2001, the Board of Directors of the Company met 15 times. No director attended fewer than 75% of the total number of Board meetings or committee meetings on which he served that were held during this period.

         The Audit Committee currently consists of Messrs. Hammerschmidt, Heuer and Savells (Chairman). The Audit Committee reviews the records and affairs of the Company, meets with the Bank's internal auditor or the accounting firm performing such function quarterly, engages the Company's external auditors and reviews their reports. The Board meets with the Company's external auditors quarterly. The Board of Directors of the Company adopted an Audit Committee charter which was attached as Appendix A to the Company's Proxy Statement dated March 30, 2001. The members are independent as defined in Rule 4200 (a)(15) of the listing standards of the Nasdaq Stock Market.

         The Compensation Committee currently consists of Messrs. Hammerschmidt, Heuer and Savells. The Compensation Committee, which reviews and recommends compensation and benefits for the Company's employees, met once in 2001.

         The Board of Directors of the Bank met 15 times during 2001. The Bank has established an Audit Committee and a Compensation Committee, which currently consist of Messrs. Hammerschmidt, Heuer and Savells.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

         Set forth below is information with respect to the principal occupations during at least the last five years for the current executive officers of the Company and the Bank who do not serve as a director.

         TOMMY W. RICHARDSON. Mr. Richardson is the Executive Vice President and Chief Operating Officer. He became Executive Vice President for the Bank in 2001, Chief Financial Officer for the Bank in 1993, and its Chief Operating Officer in 2002. Mr. Richardson initially was employed by the Bank in 1984.

         SHERRI R. BILLINGS. Mrs. Billings is the Executive Vice President and Chief Financial Officer. She became Senior Vice President for the Bank in 1993, its Treasurer in 1986 and its Executive Vice President/Chief Financial Officer in 2002. Mrs. Billings initially was employed by the Bank in 1979.

         ROSS MALLIOUX. Mr. Mallioux was promoted to Executive Vice President, Chief Lending Officer and Regional Manager in January 2002. He became a Senior Vice President in 1994, and initially was employed by the Bank in 1984.

         SCOTT H. TENNYSON. Mr. Tennyson was promoted to Executive Vice President and Chief Retail Officer in January 2002. He became a Senior Vice President for the Bank in 1994, its Corporate Loan Manager in 1996 and initially was employed by the Bank in 1983.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires the Company's officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers, Inc. Officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. The Company knows of no person who owns 10% or more of the Company's Common Stock.

         Based solely on review of the copies of such forms furnished to the Company, or written representations from its officers and directors, the Company believes that during, and with respect to, the year ended December 31, 2001, the Company's officers and directors satisfied the reporting requirements promulgated under Section 16(a) of the 1934 Act.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK
                   BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of the Voting Record Date, certain information as to the Common Stock beneficially owned by (i) each person or entity, including any "group" as that term is used in Section 13(d)(3) of the 1934 Act, who or which was known to the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock, (ii) the directors of the Company, (iii) those executive officers of the Company whose salary and bonus exceeded $100,000 in 2001, and (iv) all directors and executive officers of the Company and the Bank as a group.

                                                                                           Common Stock
                                                                                      Beneficially Owned as of
                        Name of Beneficial Owner                                         March 18, 2002(1)
--------------------------------------------------------------------------    -----------------------------------------
                                                                                         No.                    %
                                                                              --------------------------   ------------
First Federal Bancshares of Arkansas, Inc.                                             402,922(2)             13.4%
  Employee Stock Ownership Trust
200 West Stephenson
Harrison, Arkansas 72601

Dimensional Fund Advisors, Inc.                                                        199,200(3)              6.6
1299 Ocean Avenue
Santa Monica, CA  90401

Estate of Frank L. Coffman, Jr.                                                        181,426(4)              5.9
P. O. Box 1289
Harrison, AR  72602

First Manhattan Co.                                                                    290,850(3)              9.6
437 Madison Avenue
New York, New York 10002

Directors:
  Larry J. Brandt                                                                      138,253(5)              4.5
  John P. Hammerschmidt                                                                 43,577(6)              1.4
  James D. Heuer                                                                        53,777(7)              1.8
  Kenneth C. Savells                                                                     8,557(8)              *
  Jeffrey L. Brandt                                                                     27,333(9)              *

Certain other executive officers:
  Tommy W. Richardson                                                                   76,441(10)             2.5
  Sherri R. Billings                                                                    79,260(11)             2.6

All directors and executive officers of the Company and the                            498,516(2)(12)         15.2%
  Bank as a group (9 persons)

---------------------
  * Represents less than 1% of the outstanding Common Stock.

(1) Based upon information provided by the respective beneficial owners and filings with the SEC made pursuant to the 1934 Act. For purposes of this table, pursuant to rules promulgated under the 1934 Act, an individual is considered to beneficially own shares of Common Stock if he or she directly or indirectly has or shares (1) voting power, which includes the power to vote or to direct the voting of the shares, or
         (2) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

---------------

(2) The First Federal Bancshares of Arkansas, Inc. Employee Stock Ownership Trust ("Trust") was established pursuant to the First Federal Bancshares of Arkansas, Inc. Employee Stock Ownership Plan ("ESOP") by an agreement between the Bank and Messrs. Brandt and Richardson and Mrs. Billings, directors and/or officers of the Company and the Bank, who act as trustees of the plan ("Trustees"). As of the Voting Record Date, 226,106 shares held in the Trust had been allocated to the accounts of participating employees. The Trustees must vote the allocated shares held in the ESOP in accordance with the instructions of the participating employees. Under the terms of the ESOP, unallocated shares held in the ESOP will be voted by the ESOP Trustees in the same proportion for and against proposals to stockholders of the Company as participating employees actually vote shares of Common Stock which have been allocated to their accounts. The amount of Common Stock beneficially owned by directors who serve as trustees of the ESOP and by all directors and executive officers as a group does not include the unallocated shares held by the Trust.

(3)      Based on filings made with the SEC as of December 31, 2001.

(4) Includes 1,500 shares held in trust, 9,557 shares held in Mr. Coffman's account in the ESOP, 49,100 shares held in Mr. Coffman's individual retirement accounts, and 51,538 shares which may be acquired pursuant to the exercise of stock options exercisable within 60 days of the Voting Record Date.

(5) Includes 29,999 shares held jointly with Mr. Brandt's spouse, 1,300 shares held jointly with Mr. Brandt's children, 10,785 shares held in Mr. Brandt's account in the ESOP, and 51,538 shares which may be acquired pursuant to the exercise of stock options exercisable within 60 days of the Voting Record Date.

(6) Includes 15,308 shares held jointly with Mr. Hammerschmidt's spouse, 2,500 shares held by a company owned by Mr. Hammerschmidt, and 25,769 shares which may be acquired pursuant to the exercise of stock options exercisable within 60 days of the Voting Record Date.

(7) Includes 15,000 shares held jointly with Mr. Heuer's children, and 25,769 shares which may be acquired pursuant to the exercise of stock options exercisable within 60 days of the Voting Record Date.

(8) Includes 1,380 shares held jointly with Mr. Savells' spouse and 4,989 shares held by Mr. Savells' spouse as custodian for their children.

(9) Includes 500 shares held jointly with Mr. Brandt's father, 3,333 shares held in Mr. Brandt's account in the ESOP, and 3,000 shares which may be acquired pursuant to the exercise of stock options exercisable within 60 days of the Voting Record Date.

(10) Includes 14,491 shares held jointly with Mr. Richardson's spouse, 9,616 shares held in Mr. Richardson's account in the ESOP, and 51,538 shares which may be acquired pursuant to the exercise of stock options exercisable within 60 days of the Voting Record Date.

(11) Includes 16,116 shares held jointly with Mrs. Billings' spouse, 1,000 shares held individually by Mrs. Billings' spouse, 1,000 shares held jointly with Mrs. Billings' children, 9,606 shares held in Mrs. Billings' account in the ESOP, and 51,538 shares which may be acquired pursuant to the exercise of stock options exercisable within 60 days of the Voting Record Date.

(12) Includes 43,490 shares allocated to the accounts of executive officers as a group in the ESOP and 260,690 shares which may be acquired by all directors and executive officers as a group upon the exercise of stock options exercisable within 60 days of the Voting Record Date.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth a summary of certain information concerning the compensation paid by the Bank for services rendered in all capacities during the years ended December 31, 2001, 2000 and 1999 to the Chief Executive Officer of the Bank and the other executive officers of the Bank whose total compensation during the year exceeded $100,000.

===================================================================================================================================
                                               Annual Compensation                   Long Term Compensation
                                    ------------------------------------------- ----------------------------------
                                                                                        Awards           Payouts
                                                                                ---------------------    --------
        Name and                                                Other Annual      Stock     Number of     LTIP       All Other
    Principal Position      Year     Salary(1)       Bonus     Compensation(2)    Grants     Options     Payouts   Compensation(3)
-----------------------------------------------------------------------------------------------------------------------------------
Frank L. Coffman, Jr. (4)   2001      $154,100         $  --   $    --              --          --          --         $11,960
                            2000      $296,540       $15,221        --              --          --          --         $34,067
                            1999      $354,080       $15,221        --              --          --          --         $30,300
-----------------------------------------------------------------------------------------------------------------------------------
Larry J. Brandt             2001      $258,780       $18,265   $    --              --          --          --         $40,204
   Chief Executive          2000      $258,780       $16,743        --              --          --          --         $34,067
   Officer and President    1999      $247,280       $16,743        --              --          --          --         $30,300
-----------------------------------------------------------------------------------------------------------------------------------
Carolyn M. Thomason (5)     2001      $217,200       $13,699   $    --              --          --          --         $40,204
   Executive Vice           2000      $216,100       $12,684        --              --          --          --         $34,067
   President                1999      $206,930       $12,684        --              --          --          --         $30,300
-----------------------------------------------------------------------------------------------------------------------------------
Tommy W. Richardson         2001      $132,000       $13,191   $    --              --          --          --         $38,640
   Executive Vice           2000      $108,600       $17,250        --              --          --          --         $33,054
   President and Chief      1999       $90,600        $8,118        --              --          --          --         $28,928
   Operating Officer
-----------------------------------------------------------------------------------------------------------------------------------
Sherri R. Billings          2001      $126,000       $12,177   $    --              --          --          --         $38,614
   Executive Vice           2000      $108,000       $10,147        --              --          --          --         $33,045
   President and Chief      1999       $90,000        $8,524        --              --          --          --         $28,916
   Financial Officer
===================================================================================================================================

(1) Includes director's fees from the Company and the Bank with respect to Messrs. Coffman and Brandt. Also includes fees for Mrs. Thomason for acting as Secretary.

(2) Does not include amounts attributable to miscellaneous benefits received by the named executive officers. In the opinion of management of the Company, the costs to the Company of providing such benefits to the named executive officer during the indicated periods did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the individual.

(3) Consists of amounts allocated pursuant to the ESOP based on the market price per share on the allocation date of December 31, 2001, 2000, and 1999.

(4) Mr. Frank L. Coffman, Jr. served as the Chief Executive Officer of the Bank until his death in May 2001.

(5)      Mrs. Thomason retired January 1, 2002.

DIRECTORS' FEES

         Members of the Board of Directors of the Bank receive $1,300 per month. The Chairman of the Board receives an additional $200 per month for serving in such capacity. Directors receive the normal monthly payment regardless of attendance. Members of the Board serving on committees do not receive any additional compensation for serving on such committees. Members of the Board of Directors of the Company receive $400 per month. The Chairman of the Board receives an additional $100 per month for serving in such capacity.

EMPLOYMENT AGREEMENTS

         Currently, the Company and the Bank (the "Employers") have an employment agreement with Larry J. Brandt, the Company and the Bank's Chief Executive Officer and President (the "Executive"). The Employers have agreed to employ the Executive for a term of three years, in his current positions. The employment agreement is reviewed annually by the Boards of Directors of the Employers, and the term of the Executive's employment agreement is extended each year for a successive additional one-year period upon approval of the Employers' Board of Directors, unless either party elects, not less than 30 days prior to the annual anniversary date, not to extend the employment term.

         The employment agreement is terminable with or without cause by the Employers. The Executive has no right to compensation or other benefits pursuant to the employment agreement for any period after voluntary termination or termination by the Employers for cause, disability or retirement. The agreement provides for certain benefits in the event of the Executive's death. In the event that (i) the Executive terminates his employment because of failure of the Employers to comply with any material provision of the employment agreement or the Employers change the Executive's title or duties or (ii) the employment agreement is terminated by the Employers other than for cause, disability, retirement or death or by the Executive as a result of certain adverse actions which are taken with respect to the Executive's employment following a change in control of the Company, as defined below, the Executive will be entitled to a cash severance amount equal to 3.0 times the Executive's average annual compensation, as defined in the Agreement, over the most recent five taxable years.

         A change in control is generally defined in the employment agreement to include any change in control of the Company required to be reported under the federal securities laws, as well as (i) the acquisition by any person of 25% or more of the Company's outstanding voting securities and (ii) a change in a majority of the directors of the Company during any two-year period without the approval of at least two-thirds of the persons who were directors of the Company at the beginning of such period.

         The employment agreement provides that in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then such payments and benefits received thereunder shall be reduced, in the manner determined by the Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits being non-deductible by the Employers for federal income tax purposes. Excess parachute payments generally are payments in excess of three times the recipient's average annual compensation from the employer includable in the recipient's gross income during the most recent five taxable years ending before the date on which a change in control of the employer occurred. Recipients of excess parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for federal income tax purposes.

         Although the above-described employment agreement could increase the cost of any acquisition of control of the Company, management of the Company does not believe that the terms thereof would have a significant anti-takeover effect.

CHANGE IN CONTROL AGREEMENTS

         The Company and the Bank entered into change in control severance agreements with Tommy W. Richardson, the Company's and the Bank's Executive Vice President and Chief Operating Officer, and Sherri R. Billings, the Bank's Executive Vice President and Chief Financial Officer.

         The agreements provide for a three-year term, and subject to satisfactory performance reviews, shall extend on each anniversary date for an additional year so that the remaining term will be three years, unless either the Boards of Directors of the Company and the Bank or the executive provides contrary written notice to the other not less than 30 days in advance of such anniversary date. The agreements provide for payments in the event that certain adverse actions are taken with respect to the executive's employment subsequent to a change in control in an amount equal to three times the respective executive's annual compensation, as defined.

BENEFITS

         RETIREMENT PLAN. The Bank has a defined benefit pension plan ("Retirement Plan") for all full time employees who have attained the age of 21 years and have completed one year of service with the Bank. In general, the Retirement Plan provides for annual benefits payable monthly upon retirement at age 65 in an amount equal to 1.5% of an employee's career average annual salary during benefit service ("Career Average Compensation") multiplied by his number of years of service. The Retirement Plan benefit percent of salary was reduced from 2% to 1.5% during the year 2001. Retirement benefits were based on an employee's average annual salary for the five consecutive years of highest salary during benefit service prior to February 2001. Under the Retirement Plan, an employee's benefits are fully vested after five years of service. A year of service is any year in which an employee works a minimum of 1,000 hours. Members who have reached age 65 are automatically 100% vested, regardless of completed years of employment. The Retirement Plan also provides for an early retirement option with reduced benefits. The Retirement Plan also provides for death benefits depending on the age of the participant and the years of service. Death benefits are paid in a lump sum distribution. For the year ended December 31, 2001, there was no net pension cost due to the Retirement Plan being currently fully funded.

         The following table illustrates annual pension benefits for retirement at age 65 under various levels of compensation and years of service. The figures in the table assume that the Retirement Plan continues in its present form and that the participants elect a straight life annuity form of benefit with a twelve year certain death benefit.

    CAREER AVERAGE         15 YEARS OF        20 YEARS OF        25 YEARS OF       30 YEARS OF       35 YEARS OF
     COMPENSATION            SERVICE            SERVICE            SERVICE           SERVICE           SERVICE
     ------------            -------            -------            -------           -------           -------
       $ 80,000               $18,000           $24,000             $30,000           $36,000           $42,000
         90,000                20,250            27,000              33,750            40,500            47,250
        100,000                22,500            30,000              37,500            45,000            52,500
        110,000                24,750            33,000              41,250            49,500            57,750
        120,000                27,000            36,000              45,000            54,000            63,000
        140,000                31,500            42,000              52,500            63,000            73,500
        160,000                36,000            48,000              60,000            72,000            84,000
        180,000                40,500            54,000              67,500            81,000            94,500
        200,000                45,000            60,000              75,000            90,000           105,000
        220,000                49,500            66,000              82,500            99,000           115,500

         The maximum annual compensation which may be taken into account under the Code (as adjusted from time to time by the Internal Revenue Service) for calculating contributions under qualified defined benefit plans currently is $170,000 and the maximum annual benefit permitted under such plans currently is $127,273.

         At December 31, 2001, Messrs. Brandt, Richardson and Mrs. Thomason and Mrs. Billings had 28, 17, 38 and 20 years, respectively, of credited service under the Retirement Plan.

STOCK OPTIONS

         The following table sets forth certain information concerning exercises of stock options by the named executive officers during the year ended December 31, 2001 and stock options held at December 31, 2001.

                 Aggregated Option Exercise in Last Fiscal Year
                           and Year End Option Values

===================================================================================================================
                                                                Number of                       Value of
                             Shares                            Unexercised                    Unexercised
                          Acquired on      Value           Options at Year End                 Options at
         Name               Exercise      Realized                                            Year End(1)
-------------------------------------------------------------------------------------------------------------------
                                                      Exercisable     Unexercisable   Exercisable   Unexercisable
-------------------------------------------------------------------------------------------------------------------

Larry J. Brandt                --            --          51,538            --             $193,268       $--
-------------------------------------------------------------------------------------------------------------------
Carolyn M. Thomason            --            --          51,538            --             $193,268       $--
-------------------------------------------------------------------------------------------------------------------
Tommy Richardson               --            --          51,538            --             $193,268       $--
-------------------------------------------------------------------------------------------------------------------
Sherri R. Billings             --            --          51,538            --             $193,268       $--
===================================================================================================================

(1) Based on a per share market price of $23.00 at December 31, 2001 and an exercise price of $19.25.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

         The Bank's policy provides that all loans made by the Bank to its directors and officers are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. The Bank's policy provides that such loans may not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 2001, mortgage and consumer loans to directors and officers aggregated $1.9 million or 2.6% of the Company's stockholders' equity as of such date. All such loans were made by the Bank in accordance with the aforementioned policy.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Board of Directors of the Bank determines the salary and bonus of the Bank's Chief Executive Officer. The Committee also reviews and approves the salaries and bonuses for the Bank's other officers and employees as prepared and submitted to the Committee by the Bank's senior executive officers. During 2001, the members of the committee were Messrs. Hammerschmidt (Chairman), Heuer and Savells. No member of the Committee was a former or current full-time officer or employee of the Bank or the Company. The Compensation Committee met once during 2001. The report of the Compensation Committee with respect to compensation for the Chief Executive Officer and all other Bank officers and employees for the year ended December 31, 2001 is set forth on the following page.

REPORT OF THE COMPENSATION COMMITTEE

         The purpose of the Committee is to assist the Bank in attracting and retaining qualified management, motivating executives to achieve performance goals as outlined in the Bank's business plan and to ensure that executive compensation is related to and supports the Bank's overall objective of enhancing stockholder value.

         In order to establish base salary levels and to determine an annual cash bonus for the Bank's Chief Executive Officer, the Compensation Committee considered the financial performance of the Bank, including net income of the Bank and various financial ratios. The Committee also considered the responsibilities related to being a public company. Further, with respect to the Bank's other officers and employees, the Committee reviewed and approved the salary increases and bonuses as submitted by the Bank's senior executive officers.

         Based upon the above factors, the Committee increased Mr. Brandt's base salary by approximately $23,000 or 9.6% for 2002 and Mr. Brandt was given a cash bonus of $18,265 for his service during 2001.

                                   John P. Hammerschmidt, Chairman
                                   James D. Heuer, Director
                                   Kenneth C. Savells, Director


REPORT OF THE AUDIT COMMITTEE

         The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 "Communication with Audit Committees," as may be modified or supplemented. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed with the independent accountant, the independent accountant's independence. Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the SEC.

                                      Kenneth C. Savells, Chairman
                                      James D. Heuer, Director
                                      John P. Hammerschmidt, Director

PERFORMANCE GRAPH

         The following graph demonstrates comparison of the cumulative total returns for the Common Stock of the Company, the SNL Securities $500 million to $1 Billion Thrift Asset Size Index, and the Nasdaq Stock Market Index since the close of trading of the Company's Common Stock on December 31, 1996.

                       [TOTAL RETURN PERFORMANCE GRAPH]

                                                                                PERIOD ENDING
                                               ------------------------------------------------------------------------
INDEX                                              12/31/96    12/31/97   12/31/98    12/31/99    12/31/00    12/31/01
-----------------------------------------------------------------------------------------------------------------------
First Federal Bancshares of Arkansas, Inc.           100.00      151.22     120.07      103.79      127.75      157.94
NASDAQ - Total US*                                   100.00      122.48     172.68      320.89      193.01      153.15
SNL $500M-$1B Thrift Index                           100.00      177.50     159.33      142.69      172.47      245.89

*SOURCE: CRSP, CENTER FOR RESEARCH IN SECURITY PRICES, GRADUATE SCHOOL OF BUSINESS, THE UNIVERSITY OF CHICAGO 2002. USED WITH PERMISSION. ALL RIGHTS RESERVED. CRSP.COM.

SNL FINANCIAL LC
(C) 2002


         The above graph represents $100 invested in the Company's Common Stock at $15.88 per share, the closing price per share as of December 31, 1996. The cumulative total returns do include the payment of dividends by the Company.

                     RATIFICATION OF APPOINTMENT OF AUDITORS

GENERAL

         The Board of Directors of the Company has appointed Deloitte & Touche LLP, independent certified public accountants, to perform the audit of the Company's financial statements for the year ending December 31, 2002, and further directed that the selection of auditors be submitted for ratification by the stockholders at the Annual Meeting.

         The Company has been advised by Deloitte & Touche LLP that neither that firm nor any of its associates has any relationship with the Company or its subsidiaries other than the usual relationship that exists between independent certified public accountants and clients. Deloitte & Touche LLP will have one or more representatives at the Annual Meeting who will have an opportunity to make a statement, if they so desire, and who will be available to respond to appropriate questions.

AUDIT FEES

         The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $127,205.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION

         Deloitte rendered no professional services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001.

ALL OTHER FEES

         The aggregate fees billed by Deloitte for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees", for the fiscal year ended December 31, 2001 were $34,867, including audit related services of approximately $23,417 and non-audit services of $11,450. Audit related services generally include fees for the audit of the company's employee stock ownership plan and an attestation engagement regarding internal controls over financial reporting pursuant to FDICIA. Non-audit services consisted of tax services.

         The audit committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant's independence.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2002.

                              STOCKHOLDER PROPOSALS

         Any proposal which a stockholder wishes to have included in the proxy materials of the Company relating to the next annual meeting of stockholders of the Company, which is scheduled to be held in April 2003, must be received at the principal executive offices of the Company, P.O. Box 550, Harrison, Arkansas 72602 Attention: Tommy Richardson, Secretary, no later than December 1, 2002. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the 1934 Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders. It is urged that any such proposals be sent by certified mail, return receipt requested.

                                 ANNUAL REPORTS

         A copy of the Company's Annual Report to Stockholders for the year ended December 31, 2001 accompanies this Proxy Statement. Such annual report is not part of the proxy solicitation materials.

         UPON RECEIPT OF A WRITTEN REQUEST, THE COMPANY WILL FURNISH TO ANY STOCKHOLDER WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR 2001 REQUIRED TO BE FILED UNDER THE 1934 ACT. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO TOMMY RICHARDSON, SECRETARY, FIRST FEDERAL BANCSHARES OF ARKANSAS, INC., P.O. BOX 550, HARRISON, ARKANSAS 72602. THE FORM 10-K IS NOT PART OF THE PROXY SOLICITATION MATERIALS.

                                  OTHER MATTERS

         Each proxy solicited hereby also confers discretionary authority on the Board of Directors of the Company to vote the proxy with respect to the election of any person as a director if the nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the Annual Meeting. Management is not aware of any business that may properly come before the Annual Meeting other than the matters described above in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

         The cost of the solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of the Company's Common Stock. In addition to solicitations by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone without additional compensation.

         YOUR VOTE IS IMPORTANT! WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT TODAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                              REVOCABLE PROXY
                FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.


/X/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE



                                                                                                       FOR     WITHHOLD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD                          1. ELECTION OF DIRECTORS      / /     / /
OF DIRECTORS OF FIRST FEDERAL BANCSHARES OF
ARKANSAS, INC. ("COMPANY") FOR USE AT THE ANNUAL                         Nominees for a three-year term: JAMES D. HEUER
MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 25,                                                          KENNETH C. SAVELLS
2002 AND AT ANY ADJOURNMENT THEREOF.

  The undersigned, being a stockholder of the Company as of
March 18, 2002, hereby authorizes the Board of Directors
of the Company or any successors thereto as proxies with                                                     FOR  AGAINST  ABSTAIN
full powers of substitution, to represent the undersigned               2. PROPOSAL to ratify the appoint-   / /    / /       / /
at the Annual Meeting of Stockholders of the Company to be held            ment by the Board of Directors of
at the Comfort Inn located at 1210 Highway 62-65 North, Harrison,          Deloitte & Touche LLP as the
Arkansas 72601, on Thursday, April 25, 2002 at 10:00 a.m.,                 Company's independent auditors
Central Time, and at any adjournment of said meeting, and thereat          for the year ending December 31, 2002.
to act with respect to all votes that the undersigned would be
entitled to cast, if then personally present, as follows:                   In their discretion, the proxies are authorized to
                                                                        vote with respect to approval of the minutes of the last
                                                                        meeting of stockholders, the election of any person as a
                                                                        director if the nominee is unable to serve or for good
                                                                        cause will not serve, matters incident to the conduct of
                                                                        the meeting, and upon such other matters as may properly
                                                                        come before the meeting.

                                    ------------------------
Please be sure to sign and date     Date
 this Proxy in the box below.       ------------------------

------------------------------------------------------------

---Stockholder sign above---Co-holder (if any) sign above---


   DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED.

               FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
-------------------------------------------------------------------------------
  The Board of Directors recommends that you vote FOR the Board of Directors' nominees listed above and FOR Proposal 2. Shares of common stock of the Company will be voted as specified. IF NO SPECIFICATION IS MADE, SHARES WILL
BE VOTED FOR THE ELECTION OF THE BOARD OF DIRECTORS' NOMINEES TO THE BOARD OF DIRECTORS AND FOR PROPOSAL 2 AND OTHERWISE AT THE DISCRETION OF THE PROXIES. This proxy may not be voted for any person who is not a nominee of the Board of Directors of the Company. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT
IS EXERCISED.
  The above signed hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders of First Federal Bancshares of Arkansas, Inc. called for April 25, 2002, a Proxy Statement for the Annual Meeting and the 2001 Annual Report to Stockholders.
  PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEAR(S) ON THIS PROXY CARD. ONLY ONE SIGNATURE IS REQUIRED IN THE CASE OF A JOINT ACCOUNT. WHEN SIGNING IN A REPRESENTATIVE CAPACITY, PLEASE GIVE TITLE.

                             PLEASE ACT PROMPTLY
                  SIGN, DATE & MAIL YOUR PROXY CARD TODAY
-------------------------------------------------------------------------------
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

------------------------------------
------------------------------------
------------------------------------